Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 28, 2018	October 29, 2017

Assets

Current assets:
Cash and cash equivalents	$348,560	$308,021
Accounts receivable	104,638	105,320
Inventories	26,997	23,703
Other current assets	12,162	12,080

Total current assets	492,357	449,124

Property, plant and equipment, net	548,307	535,197
Intangible assets, net	16,224	17,122
Other assets	24,568	19,351

Total assets	$1,081,456	$1,020,794

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$3,259	$4,639
Accounts payable and accrued liabilities	84,814	77,137

Total current liabilities	88,073	81,776

Long-term borrowings	57,366	57,337
Other liabilities	17,570	16,386

Photronics, Inc. shareholders' equity	777,433	744,564
Noncontrolling interests	141,014	120,731
Total equity	918,447	865,295

Total liabilities and equity	$1,081,456	$1,020,794